Exhibit (a)(1)(h)

FORM OF INITIAL REMINDER E-MAIL TO ELIGIBLE EMPLOYEES

As outlined in the documents included with the e-mail dated July 13, 2007, iBasis has determined that certain options granted by the Company may be subject to adverse tax consequences under recently enacted Section 409A of the Internal Revenue Code (Section 409A). Section 409A imposes adverse tax consequences on stock options that were granted with exercise prices at a discount from fair market value and which vest after December 31, 2004. These tax consequences include income tax commencing in the year of vesting (as opposed to upon exercise), an additional 20% tax and interest charges.

iBasis has offered you the opportunity to participate in a tender offer for your eligible options that are affected by Section 409A. If you participate in the tender offer, your options will be amended so that they no longer will be subject to the adverse tax consequences under Section 409A. In addition, you will be eligible to receive a cash payment equal to the difference between the new exercise price of your amended option and the original exercise price, multiplied by the number of unexercised shares that remain subject to such amended option (less applicable tax withholding).

Note that you must act by August 10, 2007 and accept the offer to avoid the Section 409A impact. All of the details of iBasis’s offer to you are included in the e-mail dated July 13, 2007. For more information on how to participate in the offer you may contact:

Jennifer Garcia, Director of Human Resources
iBasis, Inc.
(781) 505-7860
amendprogram@ibasis.net

FORM OF ADDITIONAL REMINDER E-MAIL TO ELIGIBLE EMPLOYEES

As previously outlined in the documents included with the e-mail dated July 13, 2007, iBasis has determined that certain options granted by the Company may be subject to adverse tax consequences under recently enacted Section 409A of the Internal Revenue Code (Section 409A). Section 409A imposes adverse tax consequences on stock options that were granted with exercise prices at a discount from fair market value and which vest after December 31, 2004. These tax consequences include income tax commencing in the year of vesting (as opposed to upon exercise), an additional 20% tax and interest charges.

iBasis has offered you the opportunity to participate in a tender offer for your options affected by Section 409A. If you participate in the tender offer, your options will be amended so that they no longer will be subject to the adverse tax consequences under Section 409A. In addition, you will be eligible to receive a cash payment equal to the difference between the new exercise price of your amended option and the original exercise price, multiplied by the number of unexercised shares that remain subject to such amended option (less applicable tax withholding).

As a reminder, you must act by August 10, 2007 and accept the offer to avoid the Section 409A impact. All of the details of iBasis’s offer to you are included in the e-mail dated July 13, 2007. For more information on how to participate in the offer you may contact:

Jennifer Garcia, Director of Human Resources
iBasis, Inc.
(781) 505-7860
amendprogram@ibasis.net